EXHIBIT 10.1


   COBANK (R)                   Post Office Box 13010-A
Rural America's                 Sacramento, California  95813-3010
Cooperative Bank  (C)           3636 American River Drive
                                Sacramento, California  95864-5901
                                Phone:    916-973-3000
                                FAX:  916-973-3001


December 29, 1997

VIA FACSIMILE


Alliance Farms Cooperative Association
3315 North Oak Trafficway
Kansas City, MO 64116

Attention:  President

Gentlemen:

Reference is made to the Master Loan Agreement numbered E039, dated as of May 19, 1995 ("MLA"), between CoBank, ACB ("CoBank") and Alliance Farms Cooperative Association ("Company"), as supplemented by Multiple Advance Term Loan Supplement numbered E039T01 dated as of May 19, 1995, as amended ("Multiple Advance Supplement"), and by Revolving Term Loan Supplement numbered E039T02 also dated as of May 19, 1995 ("Revolving Supplement"), and to the related Loan Agreement numbered T2300, dated September 21, 1994 as amended (the "Original Loan Agreement"). The MLA, Multiple Advance Supplement, Revolving Supplement, Original Loan Agreement, together with all mortgages, deeds of trust, security agreements, waivers, consents and other documents entered into with respect thereto or as contemplated thereby, being referred to herein as the "CoBank Loan Documentation."

Reference is further made to the commitment letter dated October 9, 1997 of CoBank, accepted and agreed to by the Company ("Commitment Letter").

As you know, pursuant to the CoBank Loan Documentation, CoBank has committed to make loans to the Company from time to time to finance the debt portion of the construction, development and start-up costs of up to five farrow to feeder pig units and related support facilities ("Feeder Pig Units") upon the Company attaining specified equity investment levels. To Date, CoBank has provided debt financing for three such Feeder Pig Units.

Pursuant to the Commitment Letter, CoBank has committed, subject to negotiation, execution and delivery of loan and loan related documentation satisfactory to CoBank and its counsel in all material respects, to make loans to the Company from time to time to finance the debt portion of the construction, development and start-up costs of up to six farrow to weaned pig units and related support facilities ("Weaned Pig Units") and to provide the necessary refinancing of the existing commitments under the Multiple Advance Supplement and the Revolving Supplement for the remaining two Feeder Pig Units upon the Company attaining specified equity investment levels.

We understand that on November 14, 1997, the Company issued and sold 36 shares of its Class B common stock in exchange for $2,160,000, which amount is to be applied to finance a portion of the construction, development and start-up costs of two Weaned Pig Units. You have requested that in lieu of making loans to the Company to finance the debt portion of the construction, development and start-up costs of the two remaining Feeder Pig Units contemplated by the CoBank Loan Documentation, that CoBank instead make up to $4,320,000 of term and revolving term loans to the Company to finance the debt portion of the construction, development and start-up costs to two Weaned Pig Units.

The purpose to this letter is to inform you that CoBank hereby acknowledges and consents to the above request. Accordingly, please fine enclosed two execution counterparts of Third Amendment to Multiple Advance Term Loan Supplement ("E039T01C") and two execution counterparts to First Amendment to Revolving Term Loan Supplement ("E039T02A"). Please execute and return all of the enclosed counterparts to CoBank, whereupon CoBank will in turn execute all counterparts and return a fully executed set of these amendments to you for your files.

In addition to the amendments to the two supplements, CoBank hereby agrees to the extension of the Commitment Letter to provide the credit facilities referred therein, up to and including March 31, 1998.

Please acknowledge your receipt and acceptance of this letter by signing and returning a copy of this letter in the space provided below and returning such copy, together with executed enclosures, to the undersigned.

Sincerely,

CoBank, ACB

By:  ______________________
     Greg Somerhalder
     Vice President

Enclosures

Receipt and acceptance of the provisions of the above letter are acknowledged this ___ day of December, 1997.

Alliance Farms Cooperative Association

By:       _________________________
Title:    _________________________